Exhibit 99.5

                    , 2010

EXCHANGE AGENT AGREEMENT

The Bank of New York Mellon Trust Company, N.A.

911 Washington Ave., 3rd Floor

St. Louis, Missouri 63101

Ladies and Gentlemen:

Anheuser-Busch InBev Worldwide Inc., a Delaware corporation (the “Issuer”) proposes to make offers (each, an “Exchange Offer” and collectively, the “Exchange Offers”) to exchange up to $1,000,000,000 of its outstanding 2.500% Notes due 2013, $750,000,000 of its outstanding 3.625% Notes due 2015, $1,000,000,000 of its outstanding 5.000% Notes due 2020 and $500,000,000 of its outstanding floating rate notes due 2013 (the “Old Securities”), for up to $1,000,000,000 of its 2.500% Notes due 2013, $750,000,000 of its 3.625% Notes due 2015, $1,000,000,000 of its 5.000% Notes due 2020 and $500,000,000 of its floating rate notes due 2013 (the “New Securities”), which have been registered under the Securities Act of 1933, as amended, respectively, and, in each case, are guaranteed by Anheuser-Busch InBev NV/SA, and various subsidiary guarantors. The terms and conditions of the Exchange Offers as currently contemplated are set forth in a prospectus, dated [—], 2010 (the “Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal”), copies of which are attached as Exhibit A to this Exchange Agent Agreement (the “Agreement”), both of which are proposed to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the “Notes.”

The Issuer hereby appoints The Bank of New York Mellon Trust Company, N.A. to act as exchange agent (the “Exchange Agent”) in connection with each Exchange Offer. References hereinafter to “you” shall refer to The Bank of New York Mellon Trust Company, N.A.

Each Exchange Offer shall be commenced by the Issuer on or about [—], 2010 (the “Effective Time”) and shall expire at 5:00 p.m., New York City time, on [—], 2010 or on such subsequent date or time to which the Issuer may extend such Exchange Offer (each, an “Expiration Date”). The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the Automated Tender Offer Program (“ATOP”) of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Old Securities to accept the related Exchange Offer and contains instructions with respect to the delivery of certificates for Old Securities tendered in connection therewith.

Subject to the terms and conditions set forth in the Prospectus, the Issuer expressly reserves the right to extend any Exchange Offer from time to time and may extend such Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before [—] a.m., New York City time, on the business day following the previously scheduled Expiration Date.

The Issuer expressly reserves the right to amend an Exchange Offer or to delay acceptance of the Old Securities, or to terminate an Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, if in the Issuer’s sole judgment, any of the conditions of an Exchange Offer specified in the Prospectus under the caption “The Exchange Offers—Terms of the Exchange Offers” shall not have been satisfied. The Issuer will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offers” or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2. You will establish a book-entry account with respect to the Old Securities at The Depository Trust Company (the “Book-Entry Transfer Facility”) to facilitate book entry tenders through the Book-Entry Transfer Facility’s ATOP for purposes of each Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.

3. From and after the Effective Time, you are hereby authorized and directed to accept and to examine each of the Letters of Transmittal and confirmations of book-entry transfer into your account at the Book-Entry Transfer Facility and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal (or the instructions from the Book-Entry Transfer Facility (the “Book-Entry Transfer Facility Transmissions”)) contain the information required to be set forth therein and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; (ii) the book-entry confirmations contain the information required to be set forth therein and (iii) the Old Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed (or any Book-Entry Transfer Facility Transmission is not in due and proper form or omits required information) or some other irregularity in connection with the acceptance of an Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable, or reasonably requested by the Issuer, to cause such irregularity to be corrected. If such condition is not promptly remedied, you shall report such condition to the Issuer and await its direction. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Old Securities tendered or delivered shall be determined by the Issuer, in its sole discretion; provided, however, that you shall reasonably cooperate with the Issuer in attempting to resolve all such questions.

4. With the approval of the Chief Executive Officer, President, Executive Vice President or any Vice President of the Issuer (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing, by such an officer, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the applicable Exchange Offer.

5. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offers—Procedures for Tendering,” and Old Securities or portions thereof shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

You are authorized to request that any person tendering Old Securities provide you with such additional documents as you or the Issuer deem appropriate. You are hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is authorized by the applicable Exchange Offer.

The Issuer reserves the absolute right (i) to reject any or all tenders of any particular Old Security determined by the Issuer not to be in proper form or the acceptance or exchange of which may, in the opinion of Issuer’s counsel, be unlawful and (ii) to waive any of the conditions of an Exchange Offer or any defects, irregularities or conditions to the tender of any particular Old Security, and the Issuer’s interpretation of the terms and conditions of such Exchange Offer (including the Letter of Transmittal and the instructions set forth therein) will be final and binding. With respect to the matters in (i) and (ii) above, you shall have no duty, responsibility or liability.

Notwithstanding the provisions of this Section 5, Old Securities which the Chief Executive Officer, President, Executive Vice President or any Vice President of the Issuer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

6. You shall advise the Issuer with respect to any Old Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.

7. You shall accept tenders:

(a) in cases where the Old Securities are registered in two or more names only if signed by all named holders;

(b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c) from persons other than the registered holder of Old Securities, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

8. Upon satisfaction or waiver of all of the conditions to an Exchange Offer, the Issuer will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the applicable Expiration Date, of all related Old Securities properly tendered and you, on behalf of the Issuer, will exchange such Old Securities for New Securities of the corresponding series and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Issuer by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Securities by the Issuer; provided, however, that in all cases, Old Securities tendered pursuant to an Exchange Offer will be exchanged only after timely receipt by you of confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees (or Book-Entry Transfer Facility Transmission) and, if applicable, any other documents required by the Issuer or by the terms of such Exchange Offer. You shall issue New Securities only in denominations of $2,000 or any $1,000 integral multiple thereof.

9. Tenders pursuant to an Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to an Exchange Offer may be withdrawn at any time prior to the applicable Expiration Date.

10. The Issuer shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the related Exchange Offer are not met. Notice of any decision by the Issuer not to exchange any Old Securities tendered shall be given (if given orally, to be promptly confirmed in writing) by the Issuer to you.

11. If, pursuant to an Exchange Offer, the Issuer does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offers—Terms of the Exchange Offers” or otherwise, you shall as soon as practicable after the expiration or termination of such Exchange Offer effect appropriate book-entry transfer and return any related required documents that are in your possession, to the persons who deposited the Old Securities not accepted for exchange.

12. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

13. As Exchange Agent hereunder you:

(a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a securityholder, the Issuer or any third party for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) arising in connection with this Agreement irrespective of whether you have been advised of the likelihood of such loss or damage and regardless of the form of action;

(b) shall have no duties or obligations other than those specifically set forth herein, or as may be subsequently agreed to in writing between you and the Issuer;

(c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Securities deposited with you pursuant to an Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of such Exchange Offer;

(d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

(e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

(f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

(g) may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Issuer;

(h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

(i) shall in no event be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond your reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; and

(j) shall not advise any person tendering Old Securities pursuant to such Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities and shall not solicit any holder or beneficial owner for the purpose of causing such holder or beneficial owner to tender such holder’s or beneficial owner’s Old Securities.

14. You shall take such action as may from time to time be requested by the Issuer (and such other action as you may deem appropriate) to furnish copies of the Prospectus and Letter of Transmittal or such other forms as may be approved from time to time by the Issuer, to all persons requesting such documents and to accept and comply with telephone, mail or facsimile requests for information relating to an Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) such Exchange Offer. The Issuer will furnish you with copies of such documents on your request. All other requests for information relating to an Exchange Offer shall be directed to the Issuer, Attention: Benoit Loore.

15. You shall advise by electronic communication to Benoit Loore, the VP Legal Corporate of the Issuer and Scott Gray, Director of the Issuer (Benoit.Loore@ab-inbev.com and scott.gray@ab-inbev.com, respectively), and such other person or persons as the Issuer may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the principal amount of Old Securities which have been tendered since the previous report and the aggregate principal amount tendered since the Effective Time pursuant to each Exchange Offer until the Expiration Date and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Issuer or any such other person or persons as the Issuer may request upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Issuer and such person as the Issuer may request of access to those persons on your staff who are responsible for receiving tenders in order to ensure that immediately prior to the Expiration Date the Issuer shall have received information in sufficient detail to enable the Issuer to decide whether to extend an Exchange Offer. Within two business days after the Expiration Date, (i) you shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, the aggregate principal amount of Old Securities accepted, and (ii) you shall deliver said list to the Issuer.

16. Letters of Transmittal shall be stamped by you as to the date and, after the expiration of the applicable Exchange Offer, the time, of receipt thereof and, if defective, the date and time the last defect was cured or waived and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities (provided that you shall maintain such form of records of receipt as is customary for tenders through ATOP). You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Issuer as soon as practicable.

17. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as shall be agreed in writing between the Issuer and you. The provisions of this Section 17 shall survive the termination of this Agreement and your resignation or removal hereunder.

18. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

19. The Issuer covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including reasonable attorneys’ fees and expenses, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities. In each case, the Issuer shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Issuer shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Issuer so elects, the Issuer shall assume the defense of any suit brought to enforce any such claim and you shall reasonably cooperate with the Issuer in the defense. In the event that the Issuer shall assume the defense of any such suit, the Issuer shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Issuer shall retain counsel satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Issuer. The provisions of this Section 19 shall survive the termination of this Agreement and your resignation or removal hereunder.

20. You shall arrange to comply with all requirements under the tax laws of the United States imposed with respect to the activities performed by you pursuant to this Agreement, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. Any questions with respect to any tax matters relating to an Exchange Offer shall be referred to the Issuer, and you shall have no duty with respect to such matter; provided, that you shall reasonably cooperate with the Issuer in attempting to resolve such questions.

21. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities the Issuer’s check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Issuer for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

22. This Agreement and your appointment as Exchange Agent hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

23. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

25. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

26. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Issuer:

Anheuser-Busch InBev Worldwide Inc.

1209 Orange Street

Wilmington, Delaware 19801

Telephone: (314) 577-2000

Facsimile: (314) 261-2192

Attention: General Counsel and Corporate Secretary

If to the Exchange Agent:

The Bank of New York Mellon Trust Company, N.A.

911 Washington Avenue, 3rd Floor

St. Louis, Missouri 63101

Facsimile: (314) 613-8227

Telephone: (314) 613-8202

Attention: Kerry McFarland, Vice President

27. Unless terminated earlier by the parties hereto, this Agreement shall terminate with respect to each Exchange Offer ninety (90) days following the Expiration Date of that Exchange Offer. Notwithstanding the foregoing, Sections 17 and 19 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Issuer any funds or property then held by you as Exchange Agent under this Agreement.

28. You may resign from your duties under this Agreement with respect to any or all Exchange Offers by giving to the Issuer thirty (30) days’ prior written notice, and the Issuer may terminate your appointment hereunder on five (5) days’ prior written notice. Any successor exchange agent appointed by the Issuer shall, upon such successor’s acceptance of such appointment, be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed, but you shall deliver and transfer to the successor exchange agent, at the expense of the Issuer, any property at the time held by you hereunder and shall, upon payment of all amounts due and owing to you hereunder, execute and deliver, at the expense of the Issuer, any further assurance, conveyance, act or deed necessary for such purpose as the Issuer may reasonably request. If an instrument of acceptance by a successor exchange agent shall not have been delivered to the Exchange Agent within thirty (30) days after the giving of such notice of removal or resignation, the Exchange Agent being removed or resigning may petition any court of competent jurisdiction for the appointment of a successor Exchange Agent. The Issuer will pay all reasonable expenses in connection with such petition.

29. You may not transfer or assign or delegate your rights or responsibilities under this Agreement without the prior written consent of the Issuer.

30. This Agreement shall be binding and effective as of the date hereof.

31. THE ISSUER AND YOU HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

ANHEUSER-BUSCH INBEV WORLDWIDE INC.

By:
Name:
Title:

Accepted as of the date first above written:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Exchange Agent

By:
Name:
Title:

Exhibit A

PROSPECTUS AND LETTER OF TRANSMITTAL